Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-169956, No. 333-156156, No. 333-156153, No. 333-151588, No. 333-142723, No. 333-141261, No. 333-135503, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680 and No. 33-84974; Forms S-8 No. 333-107244, No. 333-06869, No. 333-102609, No. 333-83403, No. 333-88237 and No. 333-66257; and Forms S-4 No. 333-44576 and No. 333-35873) of Equity Residential and in the related Prospectuses of our reports dated February 24, 2011 (except for Notes 11, 12, 13 and 19, as to which the date is May 23, 2011), with respect to the consolidated financial statements and schedule of Equity Residential, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
May 23, 2011

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